Exhibit 99.1

Investor Relations Contact:	Media Contact:
Jason Starr	David Fonkalsrud
Equinix	K/F Communications, Inc.
(650) 513-7402	(415) 255-6506
jstarr@equinix.com	dave@kfcomm.com

FOR IMMEDIATE RELEASE

EQUINIX ANNOUNCES PRICING OF COMMON STOCK OFFERING

Foster City, CA, November 18, 2003 — Equinix, Inc. (Nasdaq: EQIX), the leading provider of network-neutral data centers and Internet exchange services, today announced pricing of its underwritten public offering of 4.5 million shares of its common stock at $20.00, which is upsized from the 3.5 million shares originally announced. The transaction will result in estimated net proceeds to Equinix of approximately $85.0 million. The offering is expected to close on November 21, 2003 subject to customary closing conditions.

Of the 4.5 million common shares offered, STT Communications Ltd., an existing Equinix stockholder, purchased 1,535,948 shares in the offering at the public offering price. The underwriters have an option to purchase up to 675,000 additional shares to cover over-allotments, if any.

The offering was made through an underwriting syndicate led by Citigroup Global Markets Inc., who acted as the sole bookrunner. SG Cowen Securities Corporation was a co-lead manager and Needham & Company, Inc. and Adams Harkness & Hill, Inc. were co-managers.

This common stock offering is being made pursuant to an effective shelf registration statement filed with the SEC on October 15, 2003. Electronic copies of the prospectus supplement can be found on the Investor Relations link at www.Equinix.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of common stock in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. Offers to sell shares of the company’s common stock will be made only by means of a prospectus.

About Equinix

Equinix is the leading global provider of network-neutral data centers and Internet exchange services for enterprises, content companies, systems integrators and network services providers. Through the company’s 13 Internet Business Exchange™ (IBX®) centers in five countries, customers can directly interconnect with every major global network and ISP for their critical peering, transit and traffic exchange requirements. These interconnection points facilitate the highest performance and growth of the Internet by serving as neutral and open marketplaces for Internet infrastructure services, allowing customers to expand their businesses while reducing cost.

Equinix and IBX are registered trademarks of Equinix, Inc. Internet Business Exchange is a trademark of Equinix, Inc.

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This press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from expectations discussed in such forward-looking statements. Factors that might cause such differences include, but are not limited to, the market conditions as we set out to complete this offering of our common stock, the challenges of operating IBX centers and developing, deploying and delivering Equinix services; competition from existing and new competitors; the ability to generate sufficient cash flow or otherwise obtain funds to repay outstanding indebtedness; the loss or decline in business from our key customers and other risks described from time to time in Equinix’s filings with the Securities and Exchange Commission. In particular, see Equinix’s recent quarterly and annual reports filed with the Securities and Exchange Commission, copies of which are available upon request from Equinix. Equinix does not assume any obligation to update the forward-looking information contained in this press release.